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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of The New York Times Company and to the incorporation by reference therein of our reports dated February 26, 2008, with respect to the consolidated financial statements and schedule of The New York Times Company as of and for the fiscal year ended December 30, 2007, and the effectiveness of internal control over financial reporting of The New York Times Company, included in its Annual Report (Form 10-K) for the fiscal year ended December 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
February 26, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm